Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin
Investor Relations
(630) 773-3800
www.ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES

SECOND QUARTER 2007 FINANCIAL RESULTS AND

REAUTHORIZATION OF ITS STOCK REPURCHASE PLAN

ITASCA, IL, July 24, 2007 — Gallagher today reported its financial results for the quarter and six months ended June 30, 2007. A printer-friendly format is available at www.ajg.com.

Quarter Ended June 30

Segment	Revenues			Pretax Earnings (Loss)		Diluted Net Earnings Per Share
	2nd Q 07	2nd Q 06	Chg	2nd Q 07	2nd Q 06	2nd Q 07	2nd Q 06
	($ in millions)			($ in millions)
Brokerage	$307.8	$270.1	14%	$59.0	$47.7	$0.36	$0.29
Risk Management	107.8	98.4	10%	13.8	13.5	0.08	0.08

Total Brokerage & Risk Management	415.6	368.5	13%	72.8	61.2	0.44	0.37

Financial Services	25.2	2.1		(15.6)	(13.5)	—	—

Total Company	$440.8	$370.6		$57.2	$47.7	$0.44	$0.37

Six Months Ended June 30

Segment	Revenues			Pretax Earnings (Loss)		Diluted Net Earnings (Loss) Per Share
	6 Mths 07	6 Mths 06	Chg	6 Mths 07	6 Mths 06	6 Mths 07	6 Mths 06
	($ in millions)			($ in millions)
Brokerage	$553.8	$495.3	12%	$74.5	$65.6	$0.45	$0.40
Risk Management	214.6	196.4	9%	30.5	28.7	0.18	0.18

Total Brokerage & Risk Management	768.4	691.7	11%	105.0	94.3	0.63	0.58

Financial Services	60.6	6.4		(26.3)	(17.6)	0.01	(0.03)

Total Company	$829.0	$698.1		$78.7	$76.7	$0.64	$0.55

Other Information				2nd Q 07	2nd Q 06	6 Mths 07	6 Mths 06
(dollars in millions except for per share data)
Shares repurchased				4,229,000	431,000	4,786,000	449,000
Number of acquisitions closed				4	4	11	5
Annualized revenue acquired				$10.6	$20.4	$50.1	$25.4
Book value per share						$8.21	$8.24
Corporate related borrowings at end of period						$229.5	$—

Percentages used hereinafter are computed excluding retail contingent commission revenues. See notes to second quarter 2007 earnings release and non-GAAP financial measures on page 7 for information and reconciliations relating to certain non-GAAP information presented herein.

“I’m pleased with our second quarter results. Our combined Brokerage and Risk Management Segments grew revenues 13%, grew pretax earnings 19% and improved our pretax margin by nearly a full point. In addition, during the quarter we repurchased 4.2 million shares of our stock and today we announce that the Board reauthorized another 7 million share repurchase program,” said J. Patrick Gallagher, Jr., Chairman, President and Chief Executive Officer. “In particular, I’m extremely pleased with the results of our Brokerage Segment. Even with the continued downward pressure on insurance

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pricing, this Segment had 5% organic revenue growth, closed four new brokerage acquisitions and increased margins 1.2 points to 19%. During the quarter our domestic P/C retail margins improved, our wholesale brokerage revenues grew nicely, our employee benefits brokerage unit continued to have excellent revenue growth and expanding margins, and our international operations are growing well. Despite strong revenue growth, our Risk Management Segment saw margin pressure from increased costs to service new business.”

Reauthorization of Stock Repurchase Plan

•

In second quarter 2007, Gallagher repurchased 4.2 million shares of its common stock, leaving capacity to repurchase up to 0.2 million shares of common stock under its previously announced share repurchase plan. Gallagher’s Board of Directors has authorized the repurchase of an additional 7.0 million shares of common stock under this plan. The plan now authorizes the repurchase of up to 7.2 million shares of Gallagher’s common stock at such times and prices as Gallagher may deem advantageous, in transactions on the open market or in privately negotiated transactions. There is no commitment or obligation on the part of Gallagher to purchase any particular amount of common stock, and the share repurchase plan can be suspended at any time at Gallagher’s discretion. Funding for share repurchases may come from a variety of sources, including cash from operations and/or short-term or long-term borrowings under Gallagher’s line of credit or other sources.

Brokerage Segment Highlights

•	Revenue growth of 14% of which 5% was organic.

•

Second quarter compensation expense ratio was 2.4% lower than 2006. The ratio was primarily impacted by decreased employee benefit plan costs of 0.9%, reduced stock compensation expense of 0.7% and improved productivity from existing operations, partially offset by unfavorable foreign currency translation of 0.2%.

•

Second quarter operating expense ratio was 0.8% higher than 2006. The ratio was primarily impacted by increased costs associated with operational improvement initiatives of 0.4% and lease termination costs of 0.4%.

•	Pretax margin of 19%, a 1.2% margin improvement from 2006 resulted primarily from the factors discussed above.

•	Second quarter effective tax rate was 40% in 2007 and 2006.

Risk Management Segment Highlights

•

Revenue growth of 10%, all of which was organic, includes 2% related to favorable foreign currency translation. Domestic revenues were up 8%, reflecting strong new business production, primarily from one large new client and stabilizing claim count activity from existing clients. International revenues were up 18%, reflecting strength in new business, growth from existing clients and favorable foreign currency translation.

•

Second quarter compensation expense ratio was 1.2% lower than 2006. The ratio was primarily impacted by decreased employee benefit plan costs of 0.9% and decreased temporary help costs of 1.3%, partially offset by increased domestic and international headcount.

•	Second quarter operating expense ratio was 1.6% higher than 2006 primarily due to increased insurance costs of 1.3% and increased travel costs of 0.5%.

•	Pretax margin of 13%. The 0.9% margin decrease from 2006 resulted primarily from the factors discussed above.

•	Second quarter effective tax rate was 40% in 2007 and 39% in 2006.

Financial Services Segment Highlights

Information regarding IRC Section 29-related Syn/Coal facilities follows:

•

Tax credits and tax credit-related revenues associated with Gallagher’s IRC Section 29-related Syn/Coal investments will phase-out if the calendar year 2007 average of the commonly reported crude oil price (NYMEX Price) per barrel reaches certain levels. The following table provides information about NYMEX Prices and the phase-out. Information related to 2007 is estimated and the actual phase-out prices will not be known until the IRS publishes final information in April 2008.

Phase-out information:	Calendar Year
	2005 Actual	2006 Actual	2007 Estimated
Beginning phase-out NYMEX price	$59.53	$60.91	$62.00
Complete phase-out NYMEX price	$74.75	$76.46	$78.00
Calendar year average NYMEX price	$56.49	$66.01	$66.14	(1)
Full year phase-out percentage	0%	33%	27%

(1)	Through July 19, 2007 the calendar year average NYMEX Price was $62.63.

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Financial Services Segment Highlights (continued)

•

It is not possible for Gallagher to predict with certainty what oil prices will average for all of calendar year 2007. When establishing its estimates for first and second quarter 2007 revenues, expenses and income tax provisions, Gallagher estimated an average 2007 calendar year NYMEX Price of approximately $66.14. This average would produce an IRC Section 29 phase-out of approximately 27% and was determined by using actual daily closing prices from January 1, 2007 to June 29, 2007 and with the assumption that oil prices would average $70.68 per barrel, which was the closing NYMEX Price on June 29, 2007, for the remainder of 2007.

•

Gallagher produced at or above anticipated production levels at all five Syn/Coal facilities through first and second quarters 2007 and intends to operate those plants throughout 2007 provided oil prices remain at levels where these facilities can continue to generate positive returns. When determining the effective income tax rate for first and second quarters 2007, Gallagher assumed similar production levels throughout 2007.

•

At June 30, 2007, the remaining carrying value of the five facilities and other related assets totaled $3.9 million. Gallagher has historically depreciated/amortized these assets at approximately $2.0 million per quarter and expects to continue to do so through December 31, 2007, the expiration date of IRC Section 29. If oil prices rise to a level of significant phase-out, all or part of this remaining carrying value could become impaired and require an accelerated non-cash charge against earnings.

•

To partially mitigate the financial risk of a phase-out, which reduces the value of tax credits and tax credit related revenues associated with Gallagher’s IRC Section 29-related Syn/Coal investments, Gallagher has entered into an arrangement with an unaffiliated third party which constitutes a call spread on oil futures to create a financial hedge that is designed to generate gains to Gallagher in the event of certain levels of increased oil prices. This hedge is not intended to be a “perfect hedge” for accounting purposes, but is intended to mitigate a substantial portion of the negative impact to Gallagher of increased oil prices. The hedging gains are designed to offset a portion of the expenses associated with operating Gallagher’s IRC Section 29-Syn/Coal facilities in the event of a phase-out of Section 29 tax credits. Gallagher made an up-front payment of $2.7 million on January 17, 2007 to enter into this financial hedge, which has been and will be marked to market value each quarter as part of the Financial Services Segment operating results, through December 31, 2007, the date the contract expires or the date the contract is sold, whichever is earlier. The contract had a market value of $3.5 million as of June 30, 2007.

•	Actual first and second quarter 2007 and estimated third and fourth quarter 2007 diluted net earnings per share for the Financial Services Segment assuming an approximate 27% phase-out are as follows:

Period	Diluted Net Earnings Per Share Range
1Q 07	$0.01	to	$0.01
2Q 07	—	to	—
3Q 07	0.13	to	0.17
4Q 07	0.06	to	0.10

Total 2007	$0.20	to	$0.28

•

The information provided above is highly dependent on future events and actual results may differ materially. Significant uncertainty with respect to future events includes continued cost saving agreements with its business associates and partners, available coal stocks and prices, weather, plant operating capacities, oil prices and the actual levels of production by quarter. Gallagher cannot at this time predict whether or to what extent it will ultimately be able to benefit from its IRC Section 29-related Syn/Coal facilities nor can Gallagher definitively estimate the revenues, income and/or tax credits that these facilities will provide.

Corporate Debt

•

Historically, Gallagher’s first and second quarter cash flows have been seasonally lower than in subsequent quarters. Accordingly, Gallagher maintains a line of credit which it has drawn upon in the past for various purposes. Currently, Gallagher has a $450.0 million unsecured line of credit, of which $202.9 million was available at June 30, 2007. Principal uses of the line of credit in the six-month period ended June 30, 2007 were as follows:

•	$97.5 million for 2007 acquisitions and earn-out payments related to acquisitions completed prior to 2007.

•	$137.2 million for stock repurchases.

•	Interest expense related to corporate debt was $3.1 million in second quarter 2007. The interest expense in second quarter 2006 was related to investment related borrowings.

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Effective Tax Rate

•

Gallagher allocates the provision for income taxes to the Brokerage and Risk Management segments as if those segments were preparing income tax provisions on a separate company basis. As a result, the provision for income taxes for the Financial Services Segment reflects the entire benefit to Gallagher of the IRC Section 29-related credits because that is the segment which produces the credits. Gallagher historically reported, and anticipates reporting for the foreseeable future, an effective tax rate of approximately 40% to 42% in both its Brokerage Segment and its Risk Management Segment, regardless of historical or future oil prices.

•

Gallagher’s consolidated effective tax rate for second quarter 2007 was 23.4% compared to the second quarter 2006 consolidated effective tax rate of 23.2%. These effective tax rates are lower than the statutory tax rate due to the impact of the IRC Section 29-related tax credits net of phase-outs of 27% and 53% in 2007 and 2006, respectively. Assuming Gallagher continues to produce IRC Section 29-related tax credits, and such credits are subject to a 27% phase-out, Gallagher projects that its consolidated effective tax rate for all of 2007 will be approximately 18.0%, which is above its 2006 consolidated effective tax rate of 16.1%. IRC Section 29-related tax credit rules expire on December 31, 2007. Accordingly, Gallagher anticipates reporting in 2008 and thereafter, an annual consolidated effective tax rate of approximately 39% to 42%.

The company will host a webcast conference call on Wednesday, July 25, 2007 at 9:00 a.m. ET to further discuss these quarterly results. To listen, please go to www.ajg.com.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in eight countries and does business in 100 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in securities and fixed income markets as well as developments in the areas of tax legislation and crude oil prices. Please refer to our filings with the Securities and Exchange Commission, including Item 1, “Business – Information Concerning Forward-Looking Statements” and Item 1A, “Risk Factors”, of our Annual Report on Form 10-K, for a more detailed discussion of these factors.

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Arthur J. Gallagher & Co.

Segment Statement of Earnings

(Unaudited—in millions except per share data)

	3 Months Ended Jun 30, 2007	3 Months Ended Jun 30, 2006	6 Months Ended Jun 30, 2007	6 Months Ended Jun 30, 2006
BROKERAGE SEGMENT
Commissions	$237.1	$214.4	$435.5	$396.6
Retail contingent commissions	2.2	0.9	3.0	1.9
Fees	61.1	48.8	101.3	83.5
Investment income and other	7.4	6.0	14.0	13.3

Revenues	307.8	270.1	553.8	495.3

Compensation	175.8	161.3	337.2	310.7
Operating	61.4	51.9	119.0	101.0
Depreciation	3.9	3.8	7.7	7.2
Amortization	7.7	5.4	15.4	10.8

Expenses	248.8	222.4	479.3	429.7

Earnings before income taxes	59.0	47.7	74.5	65.6
Provision for income taxes	23.6	19.1	29.9	26.5

Net earnings	$35.4	$28.6	$44.6	$39.1

Diluted net earnings per share	$0.36	$0.29	$0.45	$0.40
Growth—revenues excluding retail contingent commissions	14%	13%	12%	11%
Organic growth in commissions and fees (1)	5%	9%	3%	7%
Compensation expense ratio (2)	58%	60%	61%	63%
Operating expense ratio (3)	20%	19%	22%	20%
Pretax profit margin excluding retail contingent commissions (4)	19%	17%	13%	13%
Effective tax rate	40%	40%	40%	40%

RISK MANAGEMENT SEGMENT
Fees	$107.0	$97.5	$212.9	$194.5
Investment income	0.8	0.9	1.7	1.9

Revenues	107.8	98.4	214.6	196.4

Compensation	62.3	58.0	124.5	114.1
Operating	28.7	24.6	53.7	49.1
Depreciation	2.8	2.2	5.6	4.3
Amortization	0.2	0.1	0.3	0.2

Expenses	94.0	84.9	184.1	167.7

Earnings before income taxes	13.8	13.5	30.5	28.7
Provision for income taxes	5.5	5.3	12.3	11.5

Net earnings	$8.3	$8.2	$18.2	$17.2

Diluted net earnings per share	$0.08	$0.08	$0.18	$0.18
Growth—revenues	10%	10%	9%	8%
Organic growth in fees (1)	10%	10%	9%	8%
Compensation expense ratio	58%	59%	58%	58%
Operating expense ratio	27%	25%	25%	25%
Pretax profit margin (4)	13%	14%	14%	15%
Effective tax rate	40%	39%	40%	40%

FINANCIAL SERVICES SEGMENT
Investment income (loss):
Asset Alliance Corporation	$(1.4)	$(1.9)	$(3.5)	$(1.0)
IRC Section 29 Syn/Coal facilities:
Unconsolidated facilities	8.3	1.6	22.9	3.7
Consolidated facilities	21.1	3.6	39.4	3.6
Other alternative energy investments	0.1	(0.7)	0.1	(1.4)
Real estate, venture capital and other investments	0.1	2.9	0.6	4.9

	28.2	5.5	59.5	9.8
Investment gains (losses)	(3.0)	(3.4)	1.1	(3.4)

Revenues	25.2	2.1	60.6	6.4

Investment expenses:
IRC Section 29 Syn/Coal facilities:
Unconsolidated facilities	4.4	3.8	11.6	7.3
Consolidated facilities	29.1	5.6	62.3	5.9
Compensation, professional fees and other	3.5	2.6	7.5	3.2

	37.0	12.0	81.4	16.4
Interest	3.2	2.1	3.8	4.2
Depreciation	0.6	1.5	1.7	3.4

Expenses	40.8	15.6	86.9	24.0

Earnings (loss) before income taxes	(15.6)	(13.5)	(26.3)	(17.6)
Provision (benefit) for income taxes	(15.7)	(13.3)	(27.1)	(15.0)

Net earnings (loss)	$0.1	$(0.2)	$0.8	$(2.6)

Diluted net earnings (loss) per share	$—	$—	$0.01	$(0.03)

See notes to second quarter 2007 earnings release and non-GAAP financial measures on page 7.

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Consolidated Statement of Earnings

(Unaudited—in millions except per share data)

	3 Months Ended Jun 30, 2007	3 Months Ended Jun 30, 2006	6 Months Ended Jun 30, 2007	6 Months Ended Jun 30, 2006
TOTAL COMPANY
Commissions	$237.1	$214.4	$435.5	$396.6
Retail contingent commissions	2.2	0.9	3.0	1.9
Fees	168.1	146.3	314.2	278.0
Investment income—Brokerage and Risk Management	8.2	6.9	15.7	15.2
Investment income—Financial Services	28.2	5.5	59.5	9.8
Investment gains (losses)	(3.0)	(3.4)	1.1	(3.4)

Revenues	440.8	370.6	829.0	698.1

Compensation	238.1	219.3	461.7	424.8
Operating	90.1	76.5	172.7	150.1
Investment expenses	37.0	12.0	81.4	16.4
Interest	3.2	2.1	3.8	4.2
Depreciation	7.3	7.5	15.0	14.9
Amortization	7.9	5.5	15.7	11.0

Expenses	383.6	322.9	750.3	621.4

Earnings before income taxes	57.2	47.7	78.7	76.7
Provision for income taxes	13.4	11.1	15.1	23.0

Net earnings	$43.8	$36.6	$63.6	$53.7

Diluted net earnings per share	$0.44	$0.37	$0.64	$0.55

Dividends declared per share	$0.31	$0.30	$0.62	$0.60

Other Information
Basic weighted average shares outstanding (000s)	97,392	96,814	98,127	96,472
Diluted weighted average shares outstanding (000s)	98,652	98,034	99,394	97,905
Common shares repurchased (000s)	4,229	431	4,786	449
Annualized return on beginning stockholders’ equity (5)			15%	14%
Number of acquisitions closed	4	4	11	5
Workforce at end of period (includes acquisitions)			9,255	8,358

Net Earnings Before Investment (Gains) Losses, Depreciation, Amortization and Stock Compensation Expense (6)
Net earnings	$43.8	$36.6	$63.6	$53.7
Investment (gains) losses	3.0	3.4	(1.1)	3.4
Depreciation	7.3	7.5	15.0	14.9
Amortization	7.9	5.5	15.7	11.0
Amortization of deferred comp and restricted stock	2.3	3.9	3.7	5.7
Stock compensation expense	3.4	3.9	6.2	8.2
Tax effect	(9.6)	(9.6)	(15.8)	(17.3)

Net earnings before investment (gains) losses, depreciation, amortization and stock compensation expense	$58.1	$51.2	$87.3	$79.6

On a diluted per share basis	$0.59	$0.52	$0.88	$0.81

See notes to second quarter 2007 earnings release and non-GAAP financial measures on page 7.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited—in millions except per share data)

	June 30, 2007	Dec 31, 2006
Cash and cash equivalents	$210.9	$208.0
Restricted cash	692.8	588.9
Unconsolidated investments—current	41.8	49.2
Premiums and fees receivable	1,493.0	1,422.3
Other current assets	106.6	107.8

Total current assets	2,545.1	2,376.2

Unconsolidated investments—noncurrent	27.4	32.5
Fixed assets related to consolidated investments—net	2.0	32.5
Other fixed assets—net	76.1	70.6
Deferred income taxes	294.6	286.8
Other noncurrent assets	108.9	91.8
Goodwill—net	376.1	316.6
Amortizable intangible assets—net	271.5	213.1

Total assets	$3,701.7	$3,420.1

Premiums payable to insurance and reinsurance companies	$2,165.7	$1,958.8
Accrued compensation and other accrued liabilities	253.9	316.4
Unearned fees	39.6	39.7
Income taxes payable	—	51.0
Other current liabilities	7.2	26.5
Corporate related borrowings	229.5	—
Investment related borrowings—current	3.5	8.9

Total current liabilities	2,699.4	2,401.3

Investment related borrowings—noncurrent	—	25.9
Other noncurrent liabilities	219.5	128.8

Total liabilities	2,918.9	2,556.0

Stockholders’ equity:
Common stock—issued and outstanding	95.3	98.4
Capital in excess of par value	201.6	285.7
Retained earnings	478.4	475.0
Accumulated other comprehensive earnings	7.5	5.0

Total stockholders’ equity	782.8	864.1

Total liabilities and stockholders’ equity	$3,701.7	$3,420.1

Other Information
Book value per share	$8.21	$8.78

Notes to Second Quarter 2007 Earnings Release and Non-GAAP Financial Measures

Non-GAAP Financial Measures

This exhibit contains supplemental non-GAAP financial information within the meaning of Regulation G of the SEC’s rules. Consistent with Regulation G, a description of such information is provided below and a reconciliation of certain of such items to U.S. generally accepted accounting principles (GAAP) is provided elsewhere in this press release. Gallagher believes the items described below provide meaningful additional information, which may be helpful to investors in assessing certain aspects of Gallagher’s operating performance and financial condition that may not be otherwise apparent from GAAP. Industry peers provide similar supplemental information, although they may not use the same or comparable terminology and may not make identical adjustments. This non-GAAP information should be used in addition to, but not as a substitute for, the GAAP information.

Non-GAAP Measures Defined

(1)	Organic growth excludes the first twelve months of net commission and fee revenues generated from the acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to determine the revenue growth that is associated with the operations that were a part of Gallagher in both the current and prior year. In addition, organic growth excludes contingent commission revenues.

(2)	Represents compensation expense divided by total revenues, excluding retail contingent commissions.

(3)	Represents operating expenses divided by total revenues, excluding retail contingent commissions.

(4)	Represents pretax earnings divided by total revenues, excluding retail contingent commissions.

(5)	Represents year-to-date net earnings divided by total stockholders’ equity as of the beginning of the year.

(6)	Represents net earnings before the after-tax effect of the impact investment gains (losses), depreciation, amortization, amortization of deferred compensation and restricted stock expense and stock compensation expense.

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Arthur J. Gallagher & Co.

Unconsolidated Investment Summary

(Unaudited—in millions)

					June 30, 2007
	June 30, 2007		December 31, 2006		LOCs & Financial		Funding
	Current	Noncurrent	Current	Noncurrent	Guarantees		Commitments
Direct and indirect investments in Asset
Alliance Corporation (AAC):
Common stock	$—	$10.0	$—	$13.7	$—		$—
Preferred stock	13.4	—	13.4	—	—		—
Indirectly held	—	1.1	—	1.1	—		—

Total AAC	13.4	11.1	13.4	14.8	—		—

Alternative energy investments:
IRC Section 29 Syn/Coal production net receivables (2)	16.3	—	25.7	—	—		—
IRC Section 29 Syn/Coal unamortized assets	5.7	—	6.6	—	—		—
Equity interest in biomass projects and pipeline	0.2	8.8	0.1	9.5	—		—
Clean energy related ventures	0.1	0.8	—	0.6	—		0.6
Oil price derivative	3.5	—	—	—	—		—

Total alternative energy investments	25.8	9.6	32.4	10.1	—		0.6

Real estate, venture capital and other investments	2.6	6.7	3.4	7.6	5.4	(1)	1.4

Total unconsolidated investments	$41.8	$27.4	$49.2	$32.5	$5.4		$2.0

(1)	Consists of a $4.4 million letter of credit (LOC) related to the reclamation of a former coal production site and a $1.0 million letter of credit to support the escrow requirements related to the sale of Gallagher’s home office real estate.
(2)	Due to uncertainties related to the phase-out level for 2007, Gallagher has agreed to delay collection of a portion of the receivables until May 2008 related to 2007 production.

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